Exhibit 99.1

For Immediate Release	Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company 210-828-7689

Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG &E / 713-529-6600

Pioneer Drilling Company

Announces Completion of Exchange Offer

SAN ANTONIO, Texas, October 8, 2010 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) announced today that it has completed the offer to exchange up to $250 million of its 9.875% Senior Notes due 2018, which have not been registered under the Securities Act of 1933 for a like principal amount of its 9.875% Senior Notes due 2018, which have been registered under the Securities Act of 1933.

The Company received tenders for all $250 million in aggregate principal amount of the 9.875% Senior Notes due 2018, which were exchanged for $250 million of 9.875% Senior Notes due 2018, which have been registered under the Securities Act of 1933.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (69 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 81 wireline units, and fishing and rental tools.

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